Exhibit 4.13

Letter of Guarantee

Party A: CTRIP.COM INTERNATIONAL, LTD.

Party B: China Lodging Group, Limited

Whereas, Party A caused Ctrip Computer Technology (Shanghai) Co., Ltd. to lend an amount in RMB (the “Borrowing”) to Hanting Xingkong (Shanghai) Hotel Management Co., Ltd., a company controlled by Party B, in the form of bank’s entrusted loan, and Ctrip Computer Technology (Shanghai) Co., Ltd. and Hanting Xingkong (Shanghai) Hotel Management Co., Ltd. entered into an Entrusted Loan Contract with China Construction Bank Corporation, Shanghai Minhang Subbranch on December 19, 2013.

In order to secure due repayment of the principal and payment of the accrued interest of the Borrowing, Party B hereby undertakes and warrants that where Hanting Xingkong (Shanghai) Hotel Management Co., Ltd. defaults on repayment or payment of any amount of the Borrowing or the accrued interest for whatever reason, Party B shall, within 15 days as from the date on which such default occurs, grant Party A a certain number of its tradable shares which shall be equivalent to and offset against the total amount of the Borrowing outstanding and any and all the accrued interest, including the interest accrued from the date on which such default occurs to the date on which such tradable shares are granted.  The value of such tradable shares shall be calculated in accordance with the following formula: share price (i.e., the market price on the date of grant or the average price over the past 90 days, whichever lower) × number of granted shares  = total amount of the Borrowing outstanding + accrued interest, where, such tradable shares so granted shall be new shares issued by Party B.

Party B further warrants that (a) Party B will take the initiative in completing any and all the resolutions, reviews, disclosures, filings, submissions and other formalities that may be required to ensure the effectiveness of this Letter of Guarantee, and (b) where Ctrip Computer Technology (Shanghai) Co., Ltd. suffers any losses, such as traveling expenses, attorney fees and audit fees incurred in connection with the collection of the Borrowing, even if Party B grants certain tradable shares to Party A, Party A shall have the right to demand additional tradable shares from Party B till any and all the losses suffered by Party A are indemnified in full.

Party A: CTRIP.COM INTERNATIONAL, LTD.

Authorized Representative:

For and on behalf of

Signed by (seal):	CTRIP.COM INTERNATIONAL, LTD.

/s/Jie Sun
Authorized Signatures(s)

Party B: China Lodging Group, Limited

Authorized Representative:

For and on behalf of

Signed by (seal):	China Lodging Group, Limited

/s/Qi Ji
Authorized Signatures(s)